The payment of principal and interest on this Note is subject to certain subordination provisions set forth in paragraph 3 herein. This Note was originally issued on September 29, 1995 and has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law. The transfer of this
          Note is subject to certain restrictions set forth in paragraph 7 herein.

                  SUBORDINATED PROMISSORY NOTE.

September 29, 1995                                 $25,000,000.00

Spinnaker Industries, Inc., a Delaware corporation (the "Company"), hereby promises to pay to Alco Standard Corporation ("Alco"), or its permitted assigns (Alco and each of its permitted assigns is a "Holder") the principal amount of Twenty-five Million and No/100 Dollars, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.
1.   Payment of Interest.
     (a) With respect to $15,000,000 of the original amount advanced by Alco to the Company hereunder (the "$15,000,000 Portion"), interest shall accrue from September 29, 1995 at the rate of eight percent (8%) per annum, on the unpaid principal amount of the $15,000,000 Portion outstanding from time to time. Subject to the provisions of paragraph 3 hereof, the Company shall pay to the Holder, in arrears, all accrued interest on each March 31 and September 30 during the term of this Note, beginning on March 31, 1996. Any accrued interest which for any reason has not theretofore been paid with respect to the $15,000,000 Portion shall be paid in full on the date on which the remaining principal amount of the $15,000,000 Portion is paid.
     (b) With respect to the remaining $10,000,000 of the original amount advanced by Alco to the Company hereunder (the "$10,000,000 Portion"), interest shall accrue from September 29, 1995 at the rate of eleven percent (11%) per annum, on the unpaid principal amount of the $10,000,000 Portion outstanding from time to time. Subject to the provisions of paragraph 3 hereof, the Company shall pay to the Holder, in arrears, all accrued interest on each December 31, March 31, June 30 and September 30 during the term of this Note, beginning on December 31, 1995. Any accrued interest which for any reason has not theretofore been paid with respect to the $10,000,000 Portion shall be paid in full on the date on which the remaining principal amount of the $10,000,000 Portion is paid.
2.   Payment of Principal.
     (a) Scheduled Payment. The Company shall repay the entire principal amount of the $15,000,000 Portion, together with all accrued and unpaid interest thereon, on March 31, 2003. The Company shall repay the principal amount of the $10,000,000 Portion in four payments of $2,500,000 each on September 30, 2002, September 30, 2003, September 30, 2004 and September 30, 2005. The Company shall repay all accrued and unpaid interest with respect to the $10,000,000 Portion on September 30, 2005.
     (b) Prepayments. Subject to the provisions of paragraph 3 hereof, the Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal amount of this Note.
3.   Subordination; Restrictions on Payment.
     (a) Notwithstanding anything in this Note to the contrary, the obligations of the Company in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all debt incurred by the Company except debt that by its terms is not senior in right of payment to this Note (the "Superior Debt").
     (b) Upon the occurrence of any liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company ("Act of Bankruptcy") or upon any acceleration of the Superior Debt, then:
          (i) the holders of Superior Debt shall be entitled to receive payment in full of all principal, premium, interest, fees and charges then due on all Superior Debt (including interest, fees and charges accruing thereon after the commencement of any such proceedings) before the Holder is entitled to receive any payment on account of principal, interest or other amounts due (or past due) upon this Note.
          (ii) any payment or distribution of assets of the Company, of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this subparagraph 3(b) shall be paid or delivered by the Company directly to the holders of all Superior Debt, for application in payment thereof until all Superior Debt (including interest, fees and charges accrued thereon after the date of commencement of such proceedings) shall have been paid in full.
     (c) Until all Superior Debt shall have been paid in full, the Company shall not, directly or indirectly, make any payment of any amount payable with respect to this Note if there shall have occurred and be continuing or there would exist as a result of such payment or distribution any default or event of default under any of the terms of any agreement relating to Superior Debt which (whether with or without notice, lapse of time or both) would permit the holder of such Superior Debt to accelerate all or any portion of such Superior Debt (collectively, the "Blockage Events"); provided that if, immediately prior to the time a particular payment is due hereunder, no Blockage Event is continuing, then the Company shall be permitted to and shall, pay to the Holder the maximum portion of such amount as would not create a default under any of the terms of any Superior Debt agreement which would permit the holder of such Superior Debt to accelerate all or any portion of such Superior Debt. The Company shall use reasonable efforts to notify the Holder in writing of the occurrence of a Blockage Event; provided that notwithstanding anything to the contrary in this Note, the failure of the Company to so notify the Holder of the occurrence of a Blockage Event shall have no effect on the obligations of the Company or the Holder during the continuance of such Blockage Event as set forth herein.
     (d) The provisions of this paragraph 3 are solely for the purpose of defining the relative rights of the holders of Superior Debt, on the one hand, and the Holder on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the Holder, the obligations of the Company which are absolute and unconditional, to pay to the Holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holder and creditors of the Company other than the holders of Superior Debt, nor, except as provided in this paragraph 3, will anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this paragraph 3 of the holders of Superior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy and subject to this paragraph 3.
4.   Events of Default.
     (a) Definition. For purposes of this Note, an "Event of Default" shall be deemed to have occurred if:
          (i) the Company shall default in the payment of interest or principal of this Note on the date when due, whether at maturity, by acceleration or otherwise; or
          (ii) the Company shall make a Restricted Payment (defined in paragraph 5); or
          (iii)     an Act of Bankruptcy occurs.
     (b)  Consequences of Events of Default.
          (i)  If an Event of Default of the type described in clause
(i) of subparagraph 4(a) has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of this Note. If the Holder demands immediate payment of all or any portion of this Note, the Company shall immediately pay to such Holder the principal amount of this Note requested to be paid together with all accrued and unpaid interest thereon.
          (ii) If an Event of Default of the type described in clause
(ii) of subparagraph 4(a) has occurred, all of the outstanding principal amount of this Note shall automatically be immediately due and payable without any notice or other action on the part of the Holder.
          (iii) Upon the occurrence of an Event of Default, the Holder shall also have any other rights which such person may have been afforded by the Company under any contract or agreement at any time and any other rights which such person may have pursuant to applicable law.
5. Restricted Payments. So long as any portion of the principal amount of this Note (together with all accrued interest thereon) remains outstanding, without the prior written consent of the Holder, the Company shall not
(a) declare or pay any cash dividends or make any cash distributions upon any of its Common Stock or (b) redeem, retire, purchase or otherwise acquire any of its equity securities for cash (other than redemptions, retirements, purchases or acquisitions of equity securities from employees in connection with the termination of their employment) each such prohibited declaration, payment, distribution, purchase, redemption, acquisition or retirement being referred to as a "Restricted Payment").
6. Financial Statements. So long as any portion of the principal amount of this Note remains outstanding, the Company will deliver to the Alco
(a) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated statements of income for such quarterly period, and consolidated balance sheets as of the end of such quarterly period, and all such statements will be prepared in accordance with United States generally accepted accounting principals, consistently applied ("GAAP"), and (b) within 90 days after the end of each fiscal year, audited consolidated statements of income for such fiscal year and audited consolidated balance sheets as of the end of such fiscal year, all prepared in accordance with GAAP.
7. Transfer Restrictions. This Note has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law. If the Holder desires to transfer this Note, such person first must furnish the Company with (i) a written opinion reasonably satisfactory to the Company in form and substance from counsel reasonably satisfactory to the Company to the effect that the Holder may transfer this Note as desired without registration under the Securities Act or any relevant state securities law and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Company in form and substance agreeing to be bound by all of the provisions of this Note, including, without limitation, the subordination provisions set forth in paragraph 3 hereof.
8. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.
9. Place of Payment; Notices. Payments of principal and interest and any notice hereunder are to be delivered to the Holder at the following address:

               Alco Standard Corporation
               825 Duportail Road
               Chesterbrook, Wayne, PA 19087

               Attention: Treasurer

Notices to the other parties hereto are to be delivered at the following addresses:
          Spinnaker Industries, Inc.         Lynch Corporation
     600 North Pearl, Suite 2160        8 Sound Shore Drive, Suite 290
     Dallas, TX  75201                  Greenwich, Connecticut 06830
     Attention:     James W. Toman      Attention:     Robert E. Dolan

Other addresses may be specified in written notice delivered to the other parties hereto. Notices shall be deemed received when delivered personally or one day after being sent by Federal Express or other overnight carrier or five days after being sent by certified or registered mail.
10. Governing Laws. The validity, construction, and interpretation of this Note will be governed by the internal laws, and not the laws of conflicts, of the State of New York.
11. Conversion. Alco and the Company shall promptly convert this Note into the subordinated debt instruments and related documents described in Appendix 1 and 2 attached hereto.
12. Parties. Each of Alco, the Company, and Lynch Corporation ("Lynch") agrees that, in connection with the conversion described in paragraph 11, it will execute and deliver the documents required to be executed and delivered by it in Appendix 1 and 2. The Company will be responsible for preparing the documents described in Appendix 1 and 2. Each party will bear its own legal fees and expenses in connection with the conversion. Lynch and Alco are signatories to this Note solely for the purpose of agreeing to the conversion procedure set forth in paragraph 11 and agreeing to be bound by the provisions of this paragraph 12.

IN WITNESS WHEREOF, the parties have executed and delivered this Note on the date first above written.

                              SPINNAKER INDUSTRIES, INC.
                                   By:
                                   Title:

The undersigned agree to be bound by the provisions of paragraphs 11 and 12 only and are not subject to any other provisions or obligations of this Note.

                              LYNCH CORPORATION
                                   By:
                              Title:

                              ALCO STANDARD CORPORATION
                              By:
                              Title:


D-SPIN-SUB.EDG
                                                       APPENDIX 1

               TERM SHEET FOR SPINNAKER OBLIGATIONS
The following outlines the terms of the Spinnaker subordinated debt and the obligations of Spinnaker with respect to such debt.
1.   $15 million convertible subordinated note.
     Spinnaker will issue a $15 million convertible subordinated note to Alco.
     The note will bear interest at 8%.
     The term of the note will be seven and 1/2 years.
     Interest on the note will be payable semi-annually with a bullet principal payment on maturity.
     The note will contain a PIK feature for the first three years of its term.
     The note will be convertible into common stock of Spinnaker at a price equal to the weighted average of all sales prices for Spinnaker common stock on NASDAQ for the period from September 18, 1995 through September 29, 1995 plus 10%; provided, that the conversion price shall not be less than $50 per share or greater than $60 per share.
     A separate document will contain a put feature which will allow Alco to put the note to Spinnaker on or after January 1, 1996.
     Alco shall give 15 days' advance written notice to Spinnaker and Lynch of its intent to exercise the put of the note. The closing of the put will take place on the 30th day after the exercise of the put. The put price will be equal to the unpaid principal amount of the note plus accrued interest.
2.   $10 million subordinated note.
     Spinnaker will issue a $10 million note to Alco. The original principal amount of the note may be reduced if and to the extent Alco receives more than $50 million cash at the closing of the purchase by Central Products Acquisition Corp. of the common stock of Central Products Company and certain assets owned by Unisource Worldwide, Inc.
     The note will bear interest at 11%, and interest will be payable quarterly.
     The note will mature in ten years.
     No principal shall be payable during the first six years of the note. Principal will be amortized equally over the last four years.
     A separate document will contain a put feature which will allow Alco to put the note to Spinnaker on or after January 1, 1996.
     Alco shall give 15 days' advance written notice to Spinnaker and Lynch of its intent to exercise the put of the note. The closing of the put will take place on the 30th day after the exercise of the put. The put price will be equal to the unpaid principal amount of the note plus accrued interest.

                                                       APPENDIX 2

                 TERM SHEET FOR LYNCH OBLIGATIONS
The following outlines the obligations of Lynch with respect to Spinnaker's $15 million convertible subordinated note and its $10 million note, both issued to Alco.
1.   Lynch will guarantee the payment of both notes.
2. In exchange for a demand note from Spinnaker, Lynch will loan funds to Spinnaker necessary to honor the put options granted to Alco in connection with the issuance of the notes.


D-SPIN-SUB.EDG